Exhibit 23.3
March 10, 2011
Mr. Grant A. Levy
Executive Vice President and General Counsel
Air Lease Corporation
2000 Avenue of the Stars, Suite 600N
Los Angeles, California 90067
Re:     Written Consent to Form S-1 of Air Lease Corporation
Dear Mr. Levy:
We hereby consent to the reference to our firm under the heading “Experts” and to the use of information contained in our report entitled “Report on the Aviation Industry”, dated March 2011, in Amendment No. 4 (and in all subsequent amendments) to the Registration Statement on Form S-1 of Air Lease Corporation for the registration of shares of its Class A common stock.

Sincerely,

/s/ John W. Vitale

John W. Vitale
President and CEO